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                                                                    Exhibit 3.47

                          LIMITED PARTNERSHIP AGREEMENT

                                       OF

                            KLM/ERA HELICOPTERS C.V.

                        (A "COMMANDITAIRE VENNOOTSCHAP")

THIS LIMITED PARTNERSHIP AGREEMENT, is made as of 1 November 1991 by and between,

1. KLM/ERA HELICOPTERS B.V., a company incorporated under the laws of the Netherlands, having its official seat at Schiphol (the "General Partner");

2. ROWAN AVIATION (NETHERLANDS) B.V., a company incorporated under the laws of the Netherlands, having its official seat at Amsterdam ("Rowan");

3. BLUE YONDER I B.V., a company incorporated under the laws of the Netherlands, having its official seat at Amstelveen ("Blue Yonder");

(each of Rowan and Blue Yonder a "Limited Partner", and collectively the "Limited Partners");

(the General Partner and the Limited Partners are herein collectively referred to as the "Partners");

WHEREAS, the Partners are desirous of entering into an Agreement of Limited Partnership ("Commanditaire Vennootschap") under the laws of the Netherlands;

NOW THEREFORE, in consideration of the premises and mutual covenants set forth herein, the Partners do hereby agree to the following:

                                    SECTION 1
                            FORMATION OF PARTNERSHIP

The Partners hereby form a "Commanditaire Vennootschap" (the "Partnership") pursuant to the Commercial Code (Wetboek van Koophandel) of the Netherlands.

                                    SECTION 2
                                      NAME

The business of the Partnership shall be conducted under the name: KLM/ERA HELICOPTERS C.V.
The Partnership has its seat at: Schiphol, municipality of Haarlemmermeer. The Partnership shall be registered with the Trade Register of the Chamber of Commerce at Haarlem, the Netherlands.

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                                    SECTION 3
                                   DEFINITIONS

"Agreement" means this Partnership Agreement, as amended, modified, or supplemented from time to time.

"Bankruptcy" shall be deemed to have occurred with respect to any Partner after the happening of any of the following: (1) the filing of an application by a Partner for a suspension of payments (surseance van betaling); (2) the filing by a Partner of a voluntary petition for bankruptcy (faillissement); (3) the filing by a Partner of an answer admitting the material allegations of, or consenting to, or defaulting in answering a bankruptcy petition filed against the Partner in any bankruptcy proceeding; or (4) the entry of an order, judgment, or decree by any court of competent jurisdiction adjudicating a Partner a bankrupt or appointing a trustee of the Partner's assets.

"Capital Account" means with respect to each Partner, the account established on the books and records of the Partnership for each Partner under Section 10.01. Each Partner's Capital Account shall initially equal the cash and the agreed value of property (net of liabilities assumed or to which the property is subject) contributed by the Partner to the Partnership, and during the term of the Partnership shall be (1) increased by (a) the amount of any money and the agreed value of property (net of any liabilities assumed or to which the property is subject) subsequently contributed to the Partnership by such Partner and (b) the amount of the profits, if any, allocated to such Partner pursuant to
Section 9 of this Agreement, and (2) decreased by (a) the amount of all cash and the agreed value of property (net of liabilities assumed or to which the property is subject) distributed, for whatever reason, to such Partner and (b) the amount of losses, if any, allocated to such Partner pursuant to Section 9 of this Agreement.

"Capital Contributions" means the amount of money or the agreed value of the contribution to the Partnership by a Partner.

"General Partner" means KLM/ERA Helicopters B.V., or any General Partner substituted for it in accordance with Section 13.

"Interest" means the entire interest of a Partner in the Partnership.

"Losses" with respect to any fiscal year mean the losses, if any, that appear from the profit and loss statement prepared for that fiscal year by the General Partner in accordance with Section 10.02 of this Agreement.

"Limited Partner" means each of Rowan and Blue Yonder, any Limited Partner admitted to the Partnership in accordance with Section 13, and any Partner substituted for a Limited Partner in accordance with Section 13.

"Meeting of Partners" means a meeting of the Partners held in accordance with
Section 15.

"Partners" means the Limited Partners and the General Partner.

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"Partnership Percentage" means with respect to each Partner the percentage set forth next to its name on Annex A hereto, as amended from time to time. The aggregate of the Partnership Percentages shall always be equal to one hundred percent (100%). Distributions or allocations made in proportion to or in accordance with the Partnership Percentages of the Partners shall be based upon the Partnership Percentages as of the record date for those distributions.

"Profits" with respect to any fiscal year mean the profits, if any, that appear from the profit and loss statement prepared for that fiscal year by the General Partner in accordance with Section 10.02 of this Agreement.

                                    SECTION 4
                           BUSINESS OF THE PARTNERSHIP

The business objects of the Partnership are:

1. the conducting of the air transportation business in general and the transportation by means of helicopters in particular, and further all that is connected therewith in the judgment of the General Partner, all this for the account of the Partnership as well as for the account of, or jointly or in cooperation with, third parties;

2. to acquire, hold and alienate participations in other companies and enterprises, to manage such companies and enterprises, to finance such companies and enterprises, to give guarantees and other security also for the benefit of third parties, to render management services and other services to companies and enterprises and to acquire, alienate and operate fleet, real property and other assets, all in the widest sense.

                                    SECTION 5
                         NAMES AND ADDRESSES OF PARTNERS

The names and addresses of the Partners are as set forth on Annex B, as will be amended from time to time with respect to the address of any Partner, upon that Partner notifying the General Partner in writing of a different address.

                                    SECTION 6
                                      TERM

The Partnership has been formed for an unlimited period of time.

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                                    SECTION 7
                            CAPITAL AND CONTRIBUTIONS

7.01   Initial Capital Contributions

       The Partners shall initially make Capital Contributions as specified on Annexes C, D and E hereto. The General Partner shall also contribute and continue to contribute its labor, management skills and know how. The Partners' initial Capital Contributions shall be made as soon as practicable after execution of this Agreement.

7.02   Additional Capital Contributions

       In no event shall a Limited Partner, without its consent, be required to make an additional Capital Contribution. Additional Capital Contributions by any Partner may only be made if all Partners consent thereto in writing.

7.03   Interest on Capital Contributions

       No Partner shall be paid interest on any Capital Contribution.

7.04   Withdrawal of Capital Contributions

       No Partner shall be entitled to withdraw any part of its Capital Contribution except as provided by this Agreement.

                                    SECTION 8
                                  DISTRIBUTIONS

8.01   Distributions of Profits

       Out of the (accumulated) Profits of the Partnership such distributions shall be made as shall from time to time be determined by the General Partner. Such distributions shall be made among the Partners in accordance with and in proportion to their respective Partnership Percentages.

8.02   Other Distributions

       Except as provided by this Agreement no other distribution will be made to any Partner, unless all of the Partners agree thereto in writing.

                                    SECTION 9
                        ALLOCATION OF PROFITS AND LOSSES

       Profits will be allocated among the Partners in accordance with their respective Partnership Percentages, pro rata, as of the close of the fiscal year concerned. Losses will

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       be allocated among the Partners in accordance with their respective
       Partnership Percentages, pro rata, as of the close of the fiscal year concerned.

                                   SECTION 10
                     BOOKS OF ACCOUNT, RECORDS, AND REPORTS

10.01  Responsibility for Books and Records

       Proper and complete records and books of account of the Partnership shall be kept by the General Partner in which shall be entered fully and accurately all transactions and other matters relative to the Partnership's business as are usually entered into records and books of account maintained by persons engaged in businesses of a like character, including a Capital Account for each Partner. The Partnership books and records shall be prepared on the basis determined in the best interests of the Partnership by the General Partner with due observance to Section
       10.04 hereof. The books and records of the Partnership shall at all times be maintained at the address of the General Partner and shall be open to inspection and examination by the Partners or their duly authorized representatives (including without limitation auditors and counsel) during reasonable business hours.

10.02  Reports to Partners

       As soon as practicable, but in any event not later than two months after the close of each fiscal year, the General Partner shall deliver to every other Partner:

       (1) Such information concerning the Partnership after the close of that fiscal year as shall be necessary for the preparation by such a Partner of his income or other tax returns.

       (2) A statement prepared by the General Partner setting forth, as of the close of and for that fiscal year, a profit and loss statement, a balance sheet and a statement of changes in the financial position of the Partnership and a statement showing the amounts allocated to or against each Capital Account during that year. Any such statements and balance sheets shall be prepared in accordance with the provisions set forth in sections 360 through 414 of Book 2 of the Netherlands Civil Code and shall be audited by a recognized firm of independent auditors selected by the General Partner.

       (3) Other information as in the judgment of the General Partner shall be reasonably necessary for the other Partners to be advised of the results of operations of the Partnership.

10.03  Monthly Reports

       The General Partner shall each month prepare and deliver to the Partners an unaudited statement setting forth, as of and for the preceding month, a profit and loss statement, a balance sheet and a statement of changes in the financial position of the Partnership.

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10.04  In the books of the Partnership the assets acquired pursuant to the initial contributions by the Partners shall be valued on the basis of the agreed value thereof as appears from the Annexes C, D and E.

                                   SECTION 11
                                   FISCAL YEAR

The fiscal year of the Partnership shall begin on the 1st of April and end on the 31st of March of each year and close for the first time on 31 March 1992.

                                   SECTION 12
                                PARTNERSHIP FUNDS

The funds of the Partnership shall be deposited in such bank account or accounts, or invested in such interest bearing or non-interest-bearing investments, as shall be designated by the General Partner. All withdrawals from any such bank accounts shall be made by the General Partner only. Partnership funds shall be held in the name of the General Partner and shall not be commingled with those of any other person.

                                   SECTION 13
                           ADMISSION, SUBSTITUTION AND
                             WITHDRAWAL OF PARTNERS

13.01  Admission of New Partner

       Admission of a new Partner shall require the unanimous written consent of all Partners, which consent may be withheld in their absolute discretion. The Partners shall determine the Capital Contribution and the Partnership Percentage of the new Partner.

13.02  Assignment and Substitution

       A Partner may assign all of its Interest provided that the other Partners unanimously consent, in writing, to the assignment (which consent may be withheld in their absolute discretion). The assignee shall become a substituted Partner, in the following manner and subject to the following conditions:

       (1) Each assignment shall be effective as of the day on which all Partners consent to the transfer.

       (2) No assignment shall be effective if the assignment would result in the termination of the Partnership for purposes of then applicable statutory provisions.

       The substituted Partner shall be entitled to receive the share of distributions, income, and losses to which the assigning Partner would otherwise be entitled and shall otherwise acquire all rights of the assigning Partner under this Agreement. Unless an assignee

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       becomes a substituted General Partner, the assignee shall have no right to interfere in the management or administration of the Partnership's business or affairs. A substituted Partner has a right to require any information or account of Partnership transactions, or to inspect the Partnership's books.

13.03  New Partners and Substituted Partners Bound by Agreement

       A new Partner and a substituted Partner must, as condition precedent to becoming a Partner, agree in writing, in a form satisfactory to the General Partner, to be subject to and bound by all the provisions of this Agreement as if originally a party to this Agreement. Upon admission of a new Partner or assignment to a substituted Partner the Annexes to this Agreement shall be amended accordingly.

13.04  Withdrawal from Partnership

       No Partner may withdraw from the Partnership, otherwise than as provided for in this Section 13.

13.05  Bankruptcy of Limited Partner

       Upon the Bankruptcy of any Limited Partner, that Limited Partner (an "Inactive Partner") or its representative shall cease to have any voice in any meeting of Partners and all acts, consents, and decisions with respect to the Partnership shall thereafter be made by the other Partner(s). The Inactive Partner shall, nonetheless, remain liable for its share of any losses of the Partnership and shall be entitled to receive any distributions made pursuant to this Agreement. For six months from and after the date of the Bankruptcy of any Partner, the other Partner(s) shall have the irrevocable option to purchase the Inactive Partner's Interest in the Partnership. That purchase shall be made in proportion to the respective Partnership Percentages of the purchasing Partner(s) at the time or in such other proportion as the latter may mutually agree. Should any or all of the other Partners exercise their option to purchase the Inactive Partner's Interest, they shall give written notice to the Inactive Partner or its representative of their intention to do so within this six-month period. The effective date of the purchase shall be as specified by the purchasing Partner(s), but in any event not later than three months from the date of the notice. The purchase price of any Interest purchased pursuant to this Section 13.05 shall be the Contract Price as defined by section 13.06 and shall be payable at the time and in the manner specified in Section 13.07. Should the other Partner(s) not exercise the option to purchase the Inactive Partner's Interest, the Inactive Partner shall remain such in accordance with the provisions set forth above.

13.06  Contract Price

       The Contract Price shall be equal to seventy-five percent (75%) of the value of the Inactive Partner's Interest as of the date of the Bankruptcy as calculated in accordance with the formula set forth on Annex F. The Contract Price shall be determined within sixty days after the date of the notice that the option will be exercised. If the purchasing Partner(s) and the Inactive Partner or its representative are unable to agree on the

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       Contract Price within said sixty days, the determination shall be made by an appraisal performed by an independent auditor to be selected by the General Partner.

13.07  Payment - Time and Manner

       a. The Contract Price shall be paid for, at the option of the Partnership or the purchasing Partner(s), whichever is applicable, either (1) all in cash at the time of withdrawal or purchase of the Interest, or (2) by a downpayment computed in accordance with
              Section 13.07(b) and delivery of a promissory note signed by the Partnership or the purchasing Partner(s).

       b. if the second option in Section 13.07(a) above is selected, a downpayment of twenty-five percent (25%) of the Contract Price shall be made. The remaining unpaid portion of the Contract Price shall be represented by a promissory note providing for four equal annual installments of the remaining unpaid portion of the Contract Price, each installment due on the anniversary of the withdrawal or purchase of the Interest. The promissory note shall provide that interest at an annual rate equal to the lowest AIBOR in effect at the date of the making of the note, shall be paid with each payment of principal from the date of purchase of the Interest on the portion of the note remaining unpaid from time to time.

13.08  Adjustment of Partnership Percentages

       If a new Partner is admitted pursuant to Section 13.01 or the Interest of an Inactive Partner is purchased pursuant to Section 13.05, the Partnership Percentages of the original or remaining Partner(s) shall immediately be recalculated and the Annexes to this Agreement shall be amended accordingly.

13.09  Rights of the General Partner

       The General Partner may not purchase the whole or a part of a Partners' Interest without the prior written consent of all of the Limited Partners (not including an Inactive Partner).

                                   SECTION 14
                    MANAGEMENT AND ADMINISTRATION OF BUSINESS

14.01  Authority of General Partner

       The General Partner shall have the authority to manage the day-to-day operations and affairs of the Partnership and to make decisions regarding the business of the Partnership. Any action taken by the General Partner shall constitute the act of and serve to bind the Partnership. Any action by the General Partner on behalf of the Partnership shall be, or shall be deemed to be, also an action by the General Partner on behalf of itself, so that all of the provisions of the Articles of Association (statuten) of the General Partner shall apply to such actions, in particular the provisions that subject certain actions of its Managing Board (statutair bestuur) to the approval of its Supervisory Board (raad van commissarissen).

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14.02  Assets held in the name of the General Partner

       Legal title (de zakenrechtelijke eigendom) to all tangible and intangible assets and liabilities, including without limitation all contracts concluded and licenses and permits obtained by the Partnership, shall be held by and in the name of the General Partner. Between the Partners the undivided beneficial interest (economische eigendom) of the assets and liabilities of the General Partner shall be deemed to be vested with the Partnership.

14.03  Authority of Limited Partners

       The Limited Partners shall refrain from any act of management of the Partnership and shall not conduct any business affairs of the Partnership. The Limited Partners shall not act as proxy for the General Partner.

                                   SECTION 15
                               MEETING OF PARTNERS

15.01  Time

       A Meeting of Partners shall be held annually within three months after the close of the fiscal year of the Partnership. The General Partner is entitled to call a special Meeting of Partners and will call such special meeting at the request of any Limited Partner.

15.02  Place

       The Meeting of Partners shall be held at the place where the Partnership has its registered seat or in Amsterdam, Amstelveen, Houston or Anchorage as designated by the General Partner. At least thirty (30) days prior to the Meeting the Partners shall be notified by the General Partner of the time, date and place of the Meeting. The notification shall set forth the agenda of the Meeting. If there has been any inconsistency in the manner a Meeting has been called, resolutions may nonetheless be passed, provided that all Partners are present or represented at the Meeting.

15.03  Voting

       At a Meeting of Partners each Partner will have one vote. Resolutions can only be made if all Partners are present or represented at a Meeting and shall then be passed with a simple majority of the votes cast.

15.04  Resolution outside Meetings

       Any action which may be taken at any annual or special Meeting of Partners, may be taken without a Meeting if a consent in writing - including telegraphic, telefax and telex message - setting forth the action so taken shall be signed by all Partners.

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                                   SECTION 16
                         DISSOLUTION OF THE PARTNERSHIP

The occurrence of any one of the following events shall cause an immediate dissolution of the Partnership:

       (1) the sale or disposition of all or substantially all of the assets of the Partnership;

       (2) the affirmative vote for dissolution of the Partnership by all Partners; or

       (3)    the Bankruptcy of the General Partner.

Neither the admission of a Partner to the Partnership, nor the Bankruptcy of a Limited Partner shall cause dissolution of the Partnership.
Sections 1683 and 1686 of the Civil Code (Burgerlijk Wetboek) of the Netherlands shall not apply to this Agreement in any respect.

                                   SECTION 17
                    WINDING UP, TERMINATION. AND LIQUIDATING
                                  DISTRIBUTIONS

17.01  Winding Up

       If the Partnership is dissolved and its business is not continued, the General Partner or its successor shall commence to wind up the affairs of the Partnership and to liquidate the Partnership's assets. The Partners shall continue to share profits and losses during the period of liquidation in accordance with Section 9. Following the occurrence of any of the events set forth in Section 16, the Partners shall determine whether the assets of the Partnership are to be sold or whether the assets are to be distributed to the Partners. If assets are distributed to the Partners, all such assets shall be valued at their then fair market value as determined by the Partners and the difference, if any, of the fair market value over (or under) the adjusted basis of such property to the Partnership shall be credited (or charged) to the Capital Accounts of the Partners in accordance with Section 9. Such fair market value shall be used for purposes of determining the amount of any distribution to a Partner pursuant to Section 17.02. If the Partners are unable to agree on the fair market value of any asset of the Partnership, the fair market value shall be determined by an independent auditor to be selected by the General Partner.

17.02  Distributions upon liquidation

       Subject to the right of the General Partner to set up such cash reserves as may be deemed reasonably necessary for any contingent or unforeseen liabilities or obligations of the Partnership, the proceeds of the liquidation and any other funds of the Partnership existing at the time of such winding up and liquidation shall be distributed:

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       (1)    To creditors, in the order of priority as provided by law. The term "creditors" in the preceding sentence shall include the Partners if and to the extent they have claims arising out of loans, if any, made by them to the Partnership, or for reimbursement for Partnership expenses, if any, paid by them.

       (2) To the Partners in proportion to the balances of their respective Capital Accounts until they have received an amount equal to the balances of their Capital Accounts immediately prior to such distribution, but after adjustment for gain or loss with respect to the disposition of the Partnership's assets incident to the dissolution of the Partnership and the winding up of its affairs, whether or not the disposition occurs prior to the dissolution of the Partnership.

       (3)    To the Partners in accordance with their Partnership Percentages.

17.03  Final Reports

       Within a reasonable time following the completion of the liquidation of the Partnership's properties, the General Partner shall supply to each of the other Partners a statement that shall set forth the assets and liabilities of the Partnership as of the date of complete liquidation, each Partner's portion of distributions pursuant to Section 17.02, and the amounts paid to the General Partner pursuant to Section 17.02.

17.04  Termination

       Upon the completion of the liquidation of the Partnership and the distribution of all Partnership funds, the Partnership shall terminate.

                                   SECTION 18
                                     NOTICES

All notices and demands required or permitted under this Agreement shall be in writing and may be sent by certified or registered mail or similar delivery service, postage prepaid, to the Partners at their addresses as shown on Annex B, as amended from time to time, and shall be deemed given three business days after being mailed or delivered to the service.

                                   SECTION 19
                         GOVERNING LAW AND JURISDICTION

This Agreement shall be governed by and construed in accordance with the laws of the Netherlands. Any dispute arising out of or in connection with this Agreement shall be submitted to the competent court in Amsterdam, the Netherlands.

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IN WITNESS WHEREOF, the undersigned have executed this Agreement on 7 November
1991.

KLM/ERA HELICOPTERS B.V.


---------------------------
By :   Harry W.C.L. Schoevers
Title: Managing Director


BLUE YONDER I B.V.


---------------------------
By:    Koninklijke Luchtvaart Maatschappij N.V.
By :   Hugo G.J. van Berckel
Title: Attorney-in-fact


ROWAN AVIATION (NETHERLANDS) B.V.


---------------------------
By:    Robert G. Croyl
Title: Managing Director

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                                     ANNEX A

                             PARTNERSHIP PERCENTAGES

                                       IN

                            KLM/ERA HELICOPTERS C.V.

                                      as of

                                 1 November 1991

Name                        Percentage
-----                       ------------
KLM/ERA HELICOPTERS B.V.    1.0% of the first Dfl 10 million of Profits (or
(General Partner)           Losses) plus 0.1% of the amount, if any, by
                            which the Profits (or Losses) exceed Dfl 10 million

BLUE YONDER I B.V.          51% of the balance of the Profits (or Losses)
(Limited Partner)           after calculation of the percentage of the
                            General Partner as stated above

ROWAN AVIATION              49% of the balance of the Profits (or Losses)
(NETHERLANDS) B.V.          after calculation of the percentage of the
(Limited Partner)           General Partner as stated above

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                                     ANNEX B

                         NAMES AND ADDRESSES OF PARTNERS

                                       IN

                            KLM/ERA HELICOPTERS C.V.

                                      as of

                                 1 November 1991

        Name
        ----

KLM/ERA HELICOPTERS B.V. (General Partner)
       P.O.  Box 7700
       1117 ZL Schiphol Airport
       The Netherlands
       Fax No.  (31) (20) 649 3843
       Attention: Managing Director

BLUE YONDER I B.V. (Limited Partner)
       Amsterdamseweg 55
       1182 GP Amstelveen
       The Netherlands
       Fax No. (31) (20) 648 8096
       Attention: Head of Legal Department

ROWAN AVIATION (NETHERLANDS) B.V. (Limited Partner)
       5450 Transco Tower
       2800 Post Oak Boulevard
       Houston, Texas 77056-6196
       United States of America
       Fax No. (1) (713) 960 7509
       Attention: C.R. Palmer

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                                      COPIE

                               ener akte houdende

                                   OPRICHTING

                                       van

                          de besloten vennootschap met
                           beperkte aansprakelijkheid:

                      Schreiner Aircraft Maintenance B.V.,
                          gevestigd te Beek (Limburg).

                          ----------------------------

                          Akte d.d. 29 september 1987.